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                                                                    EXHIBIT 99.2





NEW RELEASE


CONTACT:  Investor Relations                          (NYSE-BMC)
          (612) 851-6000                              FOR IMMEDIATE
RELEASE




                  BMC INDUSTRIES, INC. ANNOUNCES APPOINTMENT OF

                           NEW CHIEF FINANCIAL OFFICER


April 19, 2000 - Minneapolis, MN - BMC Industries, Inc. today announced that Kathleen P. Pepski has joined the Company as Senior Vice President and Chief Financial Officer. She will be responsible for the Company's worldwide financial and accounting operations. Ms. Pepski brings over 20 years of broad experience in corporate finance and accounting management.

Paul B. Burke, BMC's Chairman and Chief Executive Officer, stated, "We are delighted that Kathleen has joined the BMC team. She is a proven leader with the strong financial, accounting and administrative experience needed to help drive BMC's strategic growth opportunities."

Prior to joining BMC, Ms. Pepski served for six years as Vice President and Controller of The Valspar Corporation, a $1.4 billion global coatings manufacturing company. She served as Vice President Finance and Administration of the School Products Group of Jostens, Inc. from 1993 to 1994 and held several positions with Noram Energy Corp. from 1986 to 1993, most recently as Vice President, Chief Financial Officer of its Arkla Pipeline Group. Ms. Pepski has an undergraduate degree in accounting from Concordia College in Moorhead, Minnesota. She was named one of Minnesota's Leading Business Women by CORPORATE REPORT in 1989.

BMC Industries, Inc. is a leading producer of polycarbonate, glass and plastic eyewear lenses. BMC is also one of the world's largest manufacturers of aperture masks for color picture tubes used in televisions and computer monitors. BMC's common stock is traded on the New York Stock Exchange under the symbol "BMC". For more information about BMC Industries, Inc., visit the companies website:
WWW.BMCIND.COM.


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